Exhibit 3.20
ARTICLES OF INCORPORATION OF CAREERS IN PROGRESS, INC.
UNITED STATES OF AMERICA STATE OF LOUISIANA * PARISH OF ORLEANS
* * * * * *
     The undersigned, availing himself of the provisions of the Louisiana Business Corporation Law does hereby organize himself, his successors and assigns, into a corporation in pursuance of that law., ‘under and in accordance with the following Articles ^ f Incorporation:
ARTICLE I.
NAME
     The name of the corporation is:
CAREERS IN PROGRESS, INC.
ARTICLE II.
OBJECTS AND PURPOSES
     The objects and purposes for which this corporation is organized and the nature of the business to be carried on by it are stated and declu: of to be as follows:
     To enter into any business lawful under the laws of the State of Louisiana, either for its own account, or for the account of others, as agent, and either as agent or principal, to enter upon or engage in any kind of business of any nature whatsoever, , in which corporations organized under the Louisiana business Corporations Law may engage; and to the extent not prohibited thereby to enter upon and engage in any kind of business of any nature whatsoever in any other state of the United States of America, any foreign nation, and any territory of any country to the extent permitted by the laws of such other state, nation or territory.

ARTICLE Ill.
CAPITAL
     The aggregate number of shares which this corporation shall have authority to issue is one thousand (1,000), all without par value.
ARTICLE IV. INCORPORATOR
     The Incorporator’s name and post office address is:
Bernard H. Berins
2500 Poydras Center
650 Poydras Street
New Orleans, Louisiana 70130
ARTICLE V. PREEMPTIVE RIGHTS
     The shareholders shall have preemptive rights.
ARTICLE VI.
REVERSION
     Cash, property or share dividends and shares issuable to shareholders in connection with a reclassification of stock which are not claimed by the shareholders thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) the payment of the amount of any cash or property dividend or redemption price or (b) the issuance of any shares, ownership of which has reverted to the Corporation pursuant hereto, to the entity who or which would be entitled thereto had such reversion not occurred.
ARTICLE VII.
DIRECTORS
     The number of directors of the corporation shall be such number, not less than two (2) nor greater than five (5), as shall be designated in the-by-laws, or if not so designated, as shall be elected from time to time by the shareholders. When all of the outstanding shares are held of record by fewer than two (2y shareholders, there need be only as many directors as there are shareholders.
ARTICLE VIII.
SHAREHOLDERS’ CONSENTS
     Consents in writing to corporate action may be signed by the shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of shareholders.
     IN WITNESS WHEREOF, the Incorporator has hereunto placed his signature on this 12th day of August 1994.
WITNESSES:
STATE OF LOUISIANA PARISH OF
ORLEANS
     BE IT KNOWN, That on this 12th day of August, 1994,
     BEFORE ME, ‘the undersigned authority, duly commissioned, qualified and sworn, within and for the State and Parish aforesaid, personally came and appeared BERNARD H. BERINS, to n•.a known to be the identical person who executed the above and foregoing instrument, who declared and acknowledged to me, Notary, in the presence of. the undersigned competent witnesses, that he executed the above and foregoing instrument of his own free will, as his own act and deed, for the uses, purposes and benefits therein expressed.